 GLOBALSTAR ANNOUNCES FIRST QUARTER 2023 RESULTS

Covington, LA, May 5, 2023 -- Globalstar, Inc. (NYSE American: GSAT) today announced its operating and financial results for the quarter ended March 31, 2023.

"Globalstar had record growth in the first quarter, with operating income up over 150% and an over 80% reduction in GAAP net loss, each led by a nearly 80% increase in total revenue over the first quarter of 2022, and we are poised to deliver sustainable revenue growth throughout 2023. Notably, Adjusted EBITDA increased over 200% with a healthy margin of 56%, up from 31% over the prior year's quarter" commented Dave Kagan, Chief Executive Officer of Globalstar. Kagan continued, “In addition to record financial growth and as highlighted in this release, we continue to execute along our four pillars - wholesale, legacy, IoT and terrestrial spectrum - which together make Globalstar a disruptive player in our industry."

Jay Monroe, Globalstar Executive Chairman, concluded, “It would be hard to ignore the market and speculative implications around the almost daily satellite headlines related to competitive service offerings from new or existing satellite providers. While most alternatives are still in concept and testing mode, Globalstar is today enabling groundbreaking service offerings that are saving lives across our product portfolio. Of course, we do not believe the current market price of our stock reflects our company's value. All we can do is continue to execute.”

OPERATIONAL HIGHLIGHTS

Balance Sheet Improvements

During the quarter, we paid off the remaining balances due under the 2019 Facility Agreement and the vendor financing arrangement with MDA, using proceeds from the sale of $200.0 million in aggregate principal amount of non-convertible notes, which were issued net of a 5% OID and financing costs. This final step in a series of achievements completed our balance sheet improvements.

Commercial IoT

We recently announced the Realm enablement suite, which is expected to drive efficiency and time to market for the millions of IoT devices in our active sales pipeline. This technology is expected to continue the growth in Commercial IoT, which we discuss further in the Financial Review section below.

Terrestrial Spectrum Authority

Mr. Monroe commented, "I recently mentioned publicly that we were in negotiations with several potential users of Band 53. The recently completed deals outlined below are just examples of what have resulted from these negotiations. We are excited about our progress, but nowhere near finished. With our Band 53 ecosystem now in place, we are bringing in deals, and it’s important to note our discussions are with a global audience. These milestones, particularly for a company of our size, are significant and testaments to the importance of our spectrum assets."

Recent accomplishments include:

•This week we signed an agreement for a unique terrestrial service utilizing Band 53 that is expected to generate significant near-term revenue as engineering analysis is completed and validated, after which the agreement would convert to a long-term lease generating additional revenue during the lease term. This service is incremental to our revenue as the nature of the network architecture does not affect current or future terrestrial or satellite services.

•We received terrestrial authority for Band 53 in Spain. With close to 50 million POPs, Spain has brought the total number of authorized countries to 11, and we have approval processes ongoing in multiple European markets.

•We signed and announced a collaboration agreement with Qualcomm for them to complete Band n53 enablement in their chipsets for both infrastructure and mobile devices. Together with Qualcomm, we are approaching their global system integrator network with an easy to deploy, private 5G service over Band n53. With Qualcomm’s support, we are adding more device and equipment OEMs to broaden our current product portfolio. We expect that operations in dynamic, remote and automated environments will be early adopters of the new Qualcomm-based equipment as Band n53 is a resource they can deploy across geographies.

FINANCIAL REVIEW

Total Revenue

Total revenue increased $25.9 million, or 79%, to $58.6 million during the first quarter of 2023 due to increases in both service revenue and revenue generated from subscriber equipment sales compared to the first quarter of 2022.

Service Revenue

Service revenue increased $23.6 million or 80% during the first quarter of 2023 due primarily to higher wholesale capacity service revenue. This category of revenue includes fees earned under the previously disclosed Service Agreements. The increase from the prior year quarter resulted primarily from the launch of Phase 1 service in November 2022. Additionally, in connection with the amendment of the Service Agreements in February 2023, Partner agreed to pay us $6.5 million as consideration related to performance obligations completed in prior periods. Accordingly, we recognized this revenue during the first quarter of 2023.

Our subscriber service revenue also increased as a category led by Commercial IoT, an important area of growth for our business.
Commercial IoT service revenue increased 11% from the first quarter of 2022 due to positive variances in both our average subscriber base and ARPU. Contrary to the headwinds that we experienced last year due to production delays, we are now seeing steady growth in net subscriber additions, resulting from a 74% increase in gross activations over the last twelve months compared to the preceding twelve-month period. We have now fulfilled the back orders that accumulated in 2022 following production delays for certain of our Commercial IoT products and expect to continue this momentum as we place manufacturing orders in volumes significantly above our historical levels in an effort to keep up with growing demand.

Looking to legacy services, SPOT increased modestly due to an increase in average pricing, offset partially by lower average subscribers. Gross activations over the last twelve months were slower following several months without equipment sales of two of our core SPOT products. We are now in full production of these devices and, importantly, saw gross adds in the month of March that were nearly double the prior month. Duplex service revenue declined at an expected rate due to attrition in that subscriber base, offset partially by an ARPU increase.

Subscriber Equipment Sales

Subscriber equipment sales increased $2.3 million or 66% in the first quarter of 2023 compared to the first quarter of 2022 reaching its highest level in several years. Device sales have improved significantly in 2023, following resolution of the supply chain disruptions that negatively impacted sales during 2022.

Commercial IoT equipment sales revenue increased more than 100% from the prior year's quarter for the second consecutive quarter. While this trend is driven partially by the fulfillment of sales orders placed in a previous period, much of it results from overall higher demand of our IoT products and services. This demand is accelerating as our VARs experience continued success across various verticals and applications.

SPOT equipment revenue increased 31% from the prior year's first quarter as we resumed production of one of our core devices. Today, all SPOT products are being manufactured in the ordinary course of business; therefore, we expect equipment sales to continue to increase as we move through 2023.

Income (Loss) from Operations

Income from operations was $7.2 million during the first quarter of 2023 compared to loss from operations of $13.7 million during the first quarter of 2022. This improvement was due predominantly to an increase in revenue (discussed above) offset partially by an increase in operating expenses due primarily to higher cost of services, cost of subscriber equipment sales, and management, general and administrative costs (MG&A).

Cost of services was higher due primarily to lease and related occupancy costs associated with new gateway sites as we expanded and upgraded our global ground network to support wholesale capacity services. A significant portion of these costs are reimbursed to us in connection with the Service Agreements, and this consideration is being recognized as revenue.

The increase in cost of subscriber equipment sales is in line with the increase in equipment revenue, yielding consistent margin percentages in both periods.

MG&A costs were higher during the first quarter of 2023 due primarily to stock-based compensation costs incurred from certain performance-based restricted stock awards that vested upon the achievement of specific targets, including EBITDA and execution of terrestrial spectrum agreements. The increase was also attributable to the release of a $1.0 million accrual for professional services that we determined was no longer owed in the first quarter of 2022.

Net Loss

Net loss decreased to $3.5 million for the first quarter of 2023 compared to $20.5 million for the first quarter of 2022. The net loss during the first three months of 2023 was due primarily to a $10.4 million non-cash loss on extinguishment of debt following the payoff of the 2019 Facility Agreement. This extinguishment loss offset higher income from operations of $20.9 million and lower interest expense of $7.5 million compared to the prior year's first quarter. The decrease in interest expense resulted from: (i) higher capitalized interest of $4.3 million (which decreases interest expense) due to an increase in capital expenditures as we complete work related to our new satellites, and (ii) lower gross interest costs totaling $3.2 million following the payoff of roughly half of the 2019 Facility Agreement in November 2022.

Adjusted EBITDA

Adjusted EBITDA was $32.6 million during the first quarter of 2023 up $22.3 million, or 216%, compared to the prior year's quarter due to higher revenue offset partially by higher operating expenses (excluding EBITDA adjustments) for the reasons previously discussed. Adjusted EBITDA is a non-GAAP financial measure. For more information on its usage and presentation, as well as a reconciliation to GAAP net income (loss), refer to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA”.

Liquidity

As of March 31, 2023, we held cash and cash equivalents of $20.5 million compared to $32.1 million as of December 31, 2022. Over the next twelve months, our sources of cash are expected to include primarily operating cash flows generated from the business as well as service prepayments from our Partner under the Service Agreements that will be used to fund capital expenditures associated with the new satellites. Other uses of cash will include the operating costs of the business.

FINANCIAL OUTLOOK

We reiterate our previously issued financial guidance for full year 2023 (excluding revenue from terrestrial spectrum opportunities) with anticipated results included below.

◦ Total revenue between $185 million and $230 million
◦ Adjusted EBITDA margin of approximately 55%

We expect these financial metrics to continue to improve significantly by 2026, which is expected to be the first full year in which the new satellites are operational, with total revenue expected to increase by approximately 35% compared to the 2023 forecast.

CONFERENCE CALL INFORMATION

As previously announced, the Company will host a conference call to discuss its results at 9:00 a.m. Eastern Time (ET) on Friday, May 5, 2023. Details are as follows:

Earnings Call:
The earnings call will be available via webcast from the following link.

Webcast Link: https://edge.media-server.com/mmc/p/cvpcsoxe

To participate in the earnings call via teleconference, participants should register at the following link to receive an email containing the dial-in number and unique passcode.

Participant Teleconference Registration Link:
https://register.vevent.com/register/BIb386fd8b68b24f689b10161c374e40a6

Audio Replay:	For those unable to participate in the live call, a replay of the webcast will be available in the Investor Relations section of the Company's website.

About Globalstar, Inc.
Globalstar empowers its customers to connect, transmit and communicate in smarter ways – easily, quickly, securely, and affordably – offering reliable satellite and terrestrial connectivity services as an international telecom infrastructure provider. The Company’s LEO satellite constellation assures secure data transmission for connecting and protecting assets, delivering key operational data, and saving lives – from any location – for consumers, businesses, and government agencies across the globe. Globalstar’s terrestrial spectrum, Band 53/n53, offers carriers, cable companies, and system integrators a versatile, fully licensed channel with a growing ecosystem to improve customer wireless connectivity. In addition to SPOT GPS messengers, Globalstar offers next-generation IoT hardware and software products for efficiently tracking and monitoring assets, processing smart data at the edge, and managing analytics with cloud-based telematics solutions to drive safety, productivity, and profitability.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, the success of current and potential future applications for our terrestrial spectrum, future increases in our revenue and profitability, our ability to meet our obligations under, and profit from, the Service Agreements, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Revenue:
Service revenue	$52,954	$29,344
Subscriber equipment sales	5,690	3,428
Total revenue	58,644	32,772
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	11,820	10,794
Cost of subscriber equipment sales	4,309	2,566
Marketing, general and administrative	13,391	9,341
Depreciation, amortization, and accretion	21,933	23,783
Total operating expenses	51,453	46,484
Income (loss) from operations	7,191	(13,712)
Other (expense) income:
Loss on extinguishment of debt	(10,403)	—
Interest income and expense, net of amounts capitalized	(2,032)	(9,530)
Derivative loss	—	(486)
Foreign currency gain	1,907	3,232
Other	(99)	117
Total other expenses	(10,627)	(6,667)
Loss before income taxes	(3,436)	(20,379)
Income tax expense	44	83
Net loss	$(3,480)	$(20,462)

Net loss attributable to common shareholders	(6,095)	(20,462)
Net loss per common share:
Basic	$0.00	$(0.01)
Diluted	0.00	(0.01)
Weighted-average shares outstanding:
Basic	1,811,831	1,797,671
Diluted	1,811,831	1,797,671

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Net loss	$(3,480)	$(20,462)

Interest income and expense, net	2,032	9,530
Derivative loss	—	486
Income tax expense	44	83
Depreciation, amortization, and accretion	21,933	23,783
EBITDA	20,529	13,420

Non-cash compensation	3,760	1,233
Foreign exchange gain and other	(1,808)	(3,349)
Non-cash consideration, net, associated with wholesale capacity contract (2)	(310)	—
Non-cash shareholder litigation cost recovery	—	(1,000)
Loss on extinguishment of debt	10,403	—
Adjusted EBITDA (1)	$32,574	$10,304

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. Management uses Adjusted EBITDA to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.
(2)	Includes significant financing component associated with prepayments made by the customer under the Service Agreements recorded as deferred revenue as well as a reduction to revenue associated with the non-cash fair value associated with consideration paid to the customer under the Service Agreements in the form of warrants.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	March 31,
	2023		2022
	Service	Equipment	Service	Equipment
Revenue
Subscriber
Duplex	$5,751	$19	$6,146	$130
SPOT	11,314	1,926	11,255	1,475
Commercial IoT	5,178	3,812	4,670	1,806
Wholesale capacity	30,411	—	6,843	—
Engineering and other	300	(67)	430	17
Total revenue	$52,954	$5,690	$29,344	$3,428

Average subscribers
Duplex	36,616		43,565
SPOT	266,067		276,863
Commercial IoT	462,077		423,519
Other	400		13,346
Total average subscribers	765,160		757,293

ARPU (1)
Duplex	$52.35		$47.03
SPOT	14.17		13.55
Commercial IoT	3.74		3.68

(1)    Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.